Exhibit 99.1

Agenus Announces Closing of Public Offering and Exercise in Full of Underwriters’ Option to Purchase Additional Shares of Common Stock

LEXINGTON, Mass – May 27, 2015 – Agenus Inc. (NASDAQ: AGEN), an immunology company developing innovative treatments for cancers and other diseases, today announced the closing of its public offering of 12,650,000 shares of common stock, offered at a price to the public of $6.30 per share, which includes the exercise in full by the underwriters of their option to purchase 1,650,000 additional shares of common stock. This exercise brings the net proceeds in the offering to approximately $74.6 million, after deducting underwriting discounts and commissions and expenses payable by Agenus.

Jefferies LLC and William Blair & Company, L.L.C. acted as joint book-running managers for the offering, and Oppenheimer & Co. Inc. acted as co-manager for the offering.

The securities described above were offered by Agenus pursuant to a shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC) on October 10, 2014 and declared effective by the SEC on October 23, 2014. The securities were offered only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on May 21, 2015 and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com, or by phone at (877) 547-6340; or William Blair & Company, L.L.C. at 222 West Adams Street, Chicago, IL 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Agenus

Agenus is an immunology company developing a series of Checkpoint Modulators for the treatment of patients with cancer, infectious diseases, and other immune disorders, heat shock protein (HSP)-based vaccines, and immune adjuvants. These programs are supported by three separate technology platforms. Agenus’ internal and partnered checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed programs. The company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus recently acquired a powerful yeast antibody display platform termed SECANT®, developed by Celexion, LLC. SECANT allows rapid generation of soluble, full-length human antibodies. SECANT and Agenus’ mammalian antibody display platform have complementary strengths and further bolster Agenus’ abilities to generate and optimize fully human monoclonal antibodies. Agenus’ heat shock protein-based vaccines have completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and in the treatment of herpes simplex viral infection; the heat shock protein-based vaccine platform can generate personalized as well as off the shelf products. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and with Janssen Sciences Ireland UC and includes several candidates in Phase 2 trials, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials.

Contact:

Media:

Brad Miles

BMC Communications

646-513-3125

bmiles@bmccommunications.com

Investors:

Andrea Rabney/ Jamie Maarten

Argot Partners

212-600-1902

andrea@argotpartners.com

jamie@argotpartners.com